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                                                                       Exhibit D

                                     WARRANT
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                         NORTH TEXAS OPPORTUNITY FUND LP
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THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF (A) HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS, AND (B) ARE SUBJECT TO THE TERMS AND PROVISIONS OF (I) A SECURITIES EXCHANGE AND PURCHASE AGREEMENT, DATED AS OF AUGUST 14, 2001, BY AND AMONG FRESH AMERICA CORP. (THE "COMPANY") AND THE
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PURCHASERS NAMED THEREIN AND (II) A SHAREHOLDERS AGREEMENT, DATED AS OF AUGUST
14, 2001, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN (AS SUCH AGREEMENTS MAY BE SUPPLEMENTED, MODIFIED, AMENDED, OR RESTATED FROM TIME TO TIME, THE "AGREEMENTS"). COPIES OF THE AGREEMENTS ARE AVAILABLE AT THE OFFICES
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OF THE COMPANY.

84,100,980 Shares of common stock                                Warrant No. C-l

                                                                PPN: 35803R 6# 7

            WARRANT TO PURCHASE 84,100,980 SHARES OF COMMON STOCK OF
                               FRESH AMERICA CORP.

        This is to certify that, in consideration of the covenants and agreements set forth herein and in the Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NORTH TEXAS OPPORTUNITY FUND LP (the "Holder"), and its successors
                                                    ------
and registered assigns, is entitled at any time after the Closing Date (as defined in the Agreements) and prior to 12:00 midnight (Dallas, Texas time) August 14, 201l to exercise this Warrant to purchase 84,100,980 shares of common stock of the Company, as the same shall be adjusted from time to time pursuant to the provisions of the Agreements at a price per share as specified in the Agreements and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions specified in this Warrant and in the Agreements.

        This Warrant is issued under, and the rights represented hereby are subject to the terms and provisions contained in, the Agreements, all terms and provisions of which the registered holder of this Warrant, by acceptance of this Warrant, assents. Reference is hereby made to the Agreements for a more complete statement of the rights and limitations of rights of the registered holder of this Warrant and the rights and duties of the Company under this Warrant. Copies of the Agreements are on file at the office of the Company.

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         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed this 5th day of September, 2001.

                                 FRESH AMERICA CORP.


                                 By:    /s/ Cheryl A. Tavlor
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                                     Name:  Cheryl A. Taylor
                                     Title: Chief Financial Officer